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Exhibit 12

                              OLD KENT FINANCIAL CORPORATION
                            Ratio of Earnings to Fixed Charges

                                     Six Months Ended
                                          June 30
                                                                           Years Ended December 31
                                                      (dollar amounts in thousands)

                                      1998       1997          1997       1996       1995       1994       1993
Earnings:
 Income before income taxes         $147,182   $142,017      $273,885   $238,722   $214,613   $205,702   $198,298
 Fixed charges                        68,326     42,916        99,490     70,477     70,682     38,646     22,137

                                    $215,508   $184,933      $373,375   $309,199   $285,295   $244,348   $220,435

Fixed charges:
 Interest expense
 (other than interest on deposits)  $ 68,306   $ 42,896      $ 99,449   $ 70,436   $ 70,641   $ 38,605   $ 22,096
 Interest factor in rent expense          --        --             --         --         --         --         --
 Other                                    20        20             41         41         41         41         41

                                    $ 68,326   $ 42,916      $ 99,490   $ 70,477   $ 70,682   $ 38,646   $ 22,137

Ratio of earnings to fixed charges,
 excluding interest on deposits         3.15      4.31           3.75       4.39       4.04       6.32       9.96

Including Interest On Deposits

Earnings:
 Income before income taxes         $147,182   $142,017      $273,885   $238,722   $214,613   $205,702   $198,298
 Fixed charges                       258,018    239,945       495,383    453,060    433,167    303,592    264,605

                                    $405,200   $381,962      $769,268   $691,782   $647,780   $509,294   $462,903

Fixed charges:
 Interest expense                   $257,998   $239,925      $495,342   $453,019   $433,126   $303,551   $264,564
 Interest factor in rent expense          --         --            --         --         --         --         --
 Other                                    20         20            41         41         41         41         41

                                    $258,018   $239,945      $495,383   $453,060   $433,167   $303,592   $264,605

Ratio of earnings to fixed charges,
 including interest on deposits         1.57       1.59          1.55       1.53       1.50       1.68       1.75


The Corporation had no preferred stock outstanding during any period presented. Accordingly, its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.
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